UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(D) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):  November 18, 2011

RADIUS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53173	80-0145732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Broadway, 6th Floor

Cambridge, MA 02139

(Address of principal executive offices) (Zip Code)

(617) 551-4700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 21, 2011, General Electric Capital Corporation (“GECC”) and Oxford Finance LLC (“Oxford” and together with GECC, the “Lenders”) each made a loan to Radius Health, Inc. (the “Company”) in the amount of $3,125,000 (for an aggregate loan amount of $6,250,000), representing the consummation of the second term loan (the “Second Term Loan”) contemplated by the terms of that certain Loan and Security Agreement, dated as of May 23, 2011, among the Company, GECC, as agent and a lender, and Oxford, as a lender (the “Loan Agreement”).  The Second Term Loan is repayable over a term of approximately 36 months, including an approximately six month interest-only period, and bears interest at a rate of 10.0% per year.

Pursuant to the terms of the Loan Agreement, the Lenders agreed to make available to the Company $25,000,000 in the aggregate over three term loans.  The initial term loan was made on May 23, 2011 in an aggregate principal amount equal to $6,250,000 (the “Initial Term Loan”) and is repayable over a term of 42 months, including a six month interest-only period. The Initial Term Loan bears interest at a rate of 10% per year.  With the closing of the Second Term Loan having now occurred, the Company may request one (1) additional term loan, to be funded not later than May 23, 2012, in an aggregate principal amount equal to $12,500,000 (the “Third Term Loan” and together with the Initial Term Loan and the Second Term Loan, the “Term Loans”).  In the event the Third Term Loan is not funded on or before May 23, 2012, the Lenders’ commitment to make the Third Term Loan will terminate and the total commitment will be reduced by $12,500,000.  Each of the Term Loans is evidenced by promissory notes issued by the Company to the Lenders (the “Term Loan Notes”).

Pursuant to the Loan Agreement, the Company also agreed to issue to the Lenders (or their respective affiliates or designees) stock purchase warrants (collectively, the “Warrants”) to purchase in the aggregate up to a number of shares of our Series A-1 Convertible Preferred Stock, par value $.0001 per share (the “Series A-1 Stock”), equal to the quotient of (a) the product of (i) the amount of the applicable term loan multiplied by (ii) four percent (4%) divided by (b) the exercise price equal to $81.42 per share.  The exercise period of each Warrant will expire ten (10) years from the date such Warrant is issued.  On May 23, 2011, the Company issued Warrants for the purchase of up to an aggregate of 3,070 shares of Series A-1 Stock to GECC and Oxford in connection with the Initial Term Loan (the “Initial Term Loan Warrants”), and on November 18, 2011, the Company issued Warrants for the purchase of up to an aggregate of 3,070 shares of Series A-1 Stock to GECC and Oxford in connection with the Second Term Loan (the “Second Term Loan Warrants”).

The preceding descriptions of the Loan Agreement, the Term Loan Notes, the Initial Term Loan Warrants and the Second Term Loan Warrants are qualified in their entirety by reference to the full text of the Loan Agreement, the Term Loan Notes, the Initial Term Loan Warrants and the Second Term Loan Warrants, copies of which were filed as Exhibits to the Company’s Current Report on Form 8-K filed on May 27, 2011 or this Current Report on Form 8-K.

Item 3.02.  Unregistered Sales of Equity Securities

On November 18, 2011, pursuant to the terms of that certain Series A-1 Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”), dated as of April 25, 2011, among the Company and the investors referenced therein (the “Investors”), the Company issued an aggregate of 263,178 shares of Series A-1 Stock (the “Series A-1 Shares”) to the Investors.  Such shares were issued in connection with the consummation of the Stage II Closing contemplated by the Purchase Agreement at a purchase price of $81.42 per share resulting in aggregate proceeds to the Company of $21,427,952.76.  Shares of the Company’s Series A-1 Stock are convertible, in whole or in part, at the option of the holder at any time into shares of our Common Stock, par value $.0001 per share, on a one-for-ten basis at an initial conversion price of $8.142 per share.

The Second Term Loan Warrants and Series A-1 Shares were issued by the Company under the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, as they were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

The preceding description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which was filed as Exhibit 10.11 to the Company’s Current Report on Form 8-K/A filed on November 7, 2011.

The description of the Second Term Loan Warrants is incorporated herein by reference to Item 2.03 above.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

See the Exhibit Index, which immediately follows the signature page hereof and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 23, 2011

Radius Health, Inc.

By:	/s/ B. Nicholas Harvey
Name: B. Nicholas Harvey
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Promissory Note, dated May 23, 2011, issued by the Company to Oxford Finance LLC in the principal amount of $3,125,000.

10.2	Promissory Note, dated May 23, 2011, issued by the Company to Oxford Finance LLC in the principal amount of $6,250,000.

10.3	Warrant to Purchase Shares of Series A-1 Convertible Preferred Stock, dated November 21, 2011, issued by the Company to GE Capital Equity Investments

10.4	Warrant to Purchase Shares of Series A-1 Convertible Preferred Stock, dated November 21, 2011, issued by the Company to Oxford Finance LLC